Filed Pursuant to Rule 433

Registration No. 333-158663

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$2,500,000,000

4.50% SENIOR NOTES, DUE APRIL 2015

FINAL TERM SHEET

Dated March 8, 2010

Issuer:	Bank of America Corporation

Ratings of this Series:	A2 (Moody’s)/A (S&P)/A+ (Fitch)

Title of the Series:	4.50% Senior Notes, due April 2015

Aggregate Principal Amount Initially Being Issued:	$2,500,000,000

Issue Price:	99.899%

Trade Date:	March 8, 2010

Settlement Date:	March 11, 2010 (DTC)

Maturity Date:	April 1, 2015

Ranking:	Senior

Minimum Denominations:	$5,000 and multiples of $5,000 in excess of $5,000.

Day Count Fraction:	30/360

Interest Rate:	4.50%

Interest Payment Dates:	April 1 and October 1 of each year, beginning October 1, 2010, subject to unadjusted following business day convention.

Interest Periods:	Semi-annual

Treasury Benchmark:	5 year U.S. Treasury, due February 28, 2015

Treasury Yield:	2.372%

Treasury Benchmark Price:	100-0+

Spread to Treasury Benchmark:	215 bps

Listing:	None

Lead Manager and Sole Book-Runner:	Banc of America Securities LLC

Senior Co-Managers:

Danske Markets Inc.

Deutsche Bank Securities Inc.

Fifth Third Securities, Inc.

KeyBanc Capital Markets, a Division of

McDonald Investments Inc.

Lloyds Bank International Limited

Mizuho Securities USA Inc.

Junior Co-Managers:	Aladdin Capital LLC Cantor Fitzgerald & Co. CastleOak Securities, L.P.

CUSIP:	06051GEB1

ISIN:	US06051GEB14

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Banc of America Securities LLC, toll free at 1-800-294-1322. You may also request copies by e-mail from securities.administration@bankofamerica.com or dg.prospectus_distribution@bofasecurities.com.

2